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                                                                      EXHIBIT 13

                Pacific Financial Asset Management Corporation
                           700 Newport Center Drive
                       Newport Beach, California  92660

                           INITIAL CAPITAL AGREEMENT

                               October 26, 1990


PFAMCo Fund
700 Newport Center Drive
Newport Beach, California  92660

Dear Sirs:

  It is our understanding that PFAMCo Fund (the "Fund") proposes to sell shares of beneficial interest (the "Shares") of the various investment portfolios (the "Portfolios") of the Fund pursuant to a registration statement on Form N1-A filed with the Securities and Exchange Commission. In order to provide the Fund with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase the number of Shares of each Portfolio as indicated below at the price per share indicated ("Initial Capital").


Portfolio                            No. of Shares  Price Per Share
---------                            -------------  ---------------
Money Market Portfolio                      99,200           $ 1.00
Managed Bond and Income Portfolio               10           $10.00
Equity Income Portfolio                         10           $10.00
Diversified Low P/E Portfolio                   10           $10.00
Index Plus Portfolio                            10           $10.00
Capital Appreciation Portfolio                  10           $10.00
Low Cap Portfolio                               10           $10.00
Small Cap Portfolio                             10           $10.00
International Equity Portfolio                  10           $10.00

  We represent and warrant to the Fund that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem or dispose of any Shares. We hereby agree that any redemption of these Shares will be reduced by a pro rata portion of any then unamortized organization expenses of the Fund. This proration will be calculated by dividing the number of Shares to be redeemed by the aggregate number of Shares held which represent the Initial Capital of the Fund.
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  Please confirm that the foregoing correctly sets forth our agreement with the
Fund.

                                       Very truly yours,

                                       PACIFIC FINANCIAL ASSET
                                         MANAGEMENT CORPORATION




                                       By:
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                                            Name:
                                            Title:



                                       By:
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                                            Name:
                                            Title:


Confirmed, as of the date
first above mentioned

PFAMCo FUND


By:
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    Name:
    Title: